EXHIBIT 10.1

GENESCO INC.

FOURTH AMENDED AND RESTATED

EVA INCENTIVE COMPENSATION PLAN

1. Purpose.

The purposes of the Genesco Inc. Fourth Amended and Restated EVA Incentive Compensation Plan (the “Plan”) are to motivate and reward excellence and teamwork in achieving maximum improvement in shareholder value; to provide attractive and competitive total cash compensation opportunities for exceptional corporate and business unit performance; to reinforce the communication and achievement of the mission, objectives and goals of the Company; to motivate managers to think strategically (long term) as well as tactically (short term); and to enhance the Company’s ability to attract, retain and motivate the highest caliber management team. The purposes of the Plan shall be carried out by payment to eligible participants of annual incentive cash awards, subject to the terms and conditions of the Plan and the discretion of the Compensation Committee of the board of directors of the Company.

2. Authorization.

On March 27, 2023, the Compensation Committee approved the Plan.

3. Selection of Participants.

Participants shall be selected annually by the Compensation Committee upon the recommendation of the Chief Executive Officer (the “CEO”) from among eligible employees of the Company who serve in operational, administrative, professional, or technical capacities. Anything to the contrary herein notwithstanding, in all events the participation and target bonus amounts of Company executive officers and the Management Committee shall be approved by the Compensation Committee.

The CEO shall annually assign participants other than himself or herself to a Business Unit. The CEO shall be a participant in the Corporate Business Unit (as defined herein). For participants whose Business Unit consists of more than one profit center, the CEO shall determine in advance the relative weight to be given to the performance of each profit center in the calculation of awards. If a participant is transferred to a different business unit during the Plan Year, he or she shall be eligible to receive a bonus for each of the Business Units to which the participant was assigned during the Plan Year, prorated for the amount of time worked in each assignment, unless the CEO or Compensation Committee, as applicable, determines that a different proration is warranted in the circumstances.

In the event of another significant change in the responsibilities and duties of a participant during a Plan Year or such other factors as deemed relevant by the CEO, the CEO shall have the authority, in the CEO’s discretion, but subject to any approval of the Compensation Committee required for Company executive officers and members of the Management Committee, to terminate the participant’s participation in the Plan or to make such changes as the CEO or Compensation Committee deems appropriate in (i) the target award the participant is eligible to earn, (ii) the participant’s applicable goal(s) and (iii) the period during which the participant’s applicable award applies.

4. Participants Added During Plan Year.

A person selected for participation in the Plan after the beginning of a Plan Year will be eligible to earn a prorated portion of the award the participant might have otherwise earned for a full year’s service under the Plan during that Plan Year, provided the participant is actively employed as a participant under the Plan for at least 120 days during the Plan Year. The amount of the award, if any, earned by such participant for such Plan Year shall be determined by dividing the award the participant would have received for a full year’s service under the Plan by twelve, and multiplying the quotient by the number of full months of the Plan Year during which the employee participated in the Plan.

5. Disqualification for Unsatisfactory Performance.

Any participant whose performance is found to be unsatisfactory or who shall have violated in any material respect the Company’s Policy on Legal Compliance and Ethical Business Practices shall not be eligible to receive an award under the Plan in the current Plan Year. The participant shall be eligible to be considered for reinstatement to the Plan in subsequent Plan Years. Any determination of unsatisfactory performance or of violation of the Company’s Policy on Legal Compliance and Ethical Business Practices shall be made by the CEO or the Compensation Committee with respect to Company executive officers or members of the Management Committee. Participants who are found ineligible for participation in a Plan Year due to unsatisfactory performance will be so notified in writing prior to October 31 of the Plan Year.

6. Eligibility; Partial Year; Termination of Employment.

Subject to the express exceptions set forth in this Section 6, only participants who are full‑time, active employees on the last day of a Plan Year and who have been full‑time, active employees for at least 120 days during the Plan Year shall be eligible for an award with respect to that Plan Year.

A.
Death or Retirement. A participant (or, as applicable, the estate of a deceased participant) who was an active, full‑time employee for at least 120 days during the Plan Year and who has Retired or died while employed by the Company during the

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Plan Year shall receive an award in an amount determined by dividing the amount of the award such participant would have received for a full year’s service under the Plan based on actual Company performance, by twelve and multiplying the quotient by the number of full months of the Plan Year during which the participant was classified in the Company’s payroll system as an active, full‑time employee.

B.
Leave. A participant who has been an active, full‑time employee for at least 120 days during the Plan Year and (i) who is on approved medical leave or (ii) other leave provided pursuant to applicable law, including the Family and Medical Leave Act (each, a “Qualified Leave”), on the last day of the Plan Year, or who is an active, full‑time employee on the last day of the Plan Year but has taken Qualified Leave during the Plan Year, shall receive an award in an amount determined by dividing the amount of the award such participant would have received for a full‑year’s service under the Plan based on actual Company performance by twelve and multiplying the quotient by the number of full months of the Plan Year during which such participant was an active, full‑time employee plus the first sixteen weeks of Qualified Leave taken by such participant during the Plan Year.

A participant who has been an active, full‑time employee for at least 120 days during the Plan Year and is an active, full‑time employee on the last day of the Plan Year, but who has been on unpaid leave other than Qualified Leave during the Plan Year shall receive an award in an amount determined by dividing the amount of the award such participant would have received for a full year of service under the Plan based on actual Company performance by twelve and multiplying the quotient by the number of full months of the Plan Year during which such participant was an active, full‑time employee.

7. Economic Value Added (“EVA”) Calculation

EVA for a Business Unit or the entire Company (the “Corporate Business Unit”), as applicable, shall be the result of a Business Unit’s or the Company’s net operating profit after taxes (“NOPAT”) less a charge for capital employed by that Business Unit or the Company. The Company will track the change in EVA by Business Unit and Corporate Business Unit over each Plan Year for the purpose of determining bonus as further described below.

8. Business Acquisitions and Dispositions During the Plan Year.

A.
Acquisitions. The provisions of this Section 8A shall apply to any transaction in the nature of a business acquisition by the Company (including a purchase of a majority of the outstanding equity of an entity, asset purchases comprising a line of business, mergers, share exchanges, and other such transactions regardless of form) approved by the board of directors of the Company (an “Acquisition”). Expenses incurred in connection with the Acquisition, including but not limited to legal and other

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professional fees, due diligence expenses, investment banker fees, commissions and expenses, travel expenses related solely to the acquisition, and other similar costs, to the extent that they otherwise reduce NOPAT for any Business Unit or Corporate Business Unit for the Plan Year in which they are incurred, shall be added back to NOPAT, and the amount added back shall be treated as assets for purposes of calculating NOPAT for each such Business Unit and Corporate Business Unit. Operating results and assets of the business acquired in the Acquisition shall be excluded in the calculation of NOPAT under this Plan for the balance of the Plan Year in which the Acquisition occurs (the “Short Year”). Not later than the end of the first quarter of the Short Year, the Compensation Committee may adopt a separate, supplemental plan providing incentives related to the performance of the business acquired in the Acquisition and its integration and specifying appropriate performance measures for such incentives. Any such supplemental plan is intended to be separate from this Plan.

B.
Dispositions. The provisions of this Section 8B shall apply to any transaction in the nature of a business disposition by the Company (including a sale of a majority of the outstanding equity of a subsidiary, asset sales comprising a line of business or division, mergers, share exchanges, and other such transactions regardless of form) approved by the board of directors of the Company (a “Disposition”). In the event that a Disposition is effective as of (or near) the end of a Plan Year such that the proceeds of such Disposition would be realized during the applicable Plan Year, but capital charges and other expenses relating to such Disposition (collectively, “Disposition Expenses”) would not be realized until subsequent Plan Years, then all Disposition Expenses shall serve as a reduction to NOPAT for the Plan Year in which the Disposition occurred and shall be added back to NOPAT during any subsequent Plan Year during which any Disposition Expense is otherwise recognized for accounting purposes.

9. Amount of Awards.

Participants are eligible to earn cash awards based on (i) change in EVA for a Business Unit and/or the Corporate Business Unit and (ii) achievement of individual Performance Plan Goals to be approved by the CEO or the Compensation Committee with respect to the CEO, prior to April 30 of each Plan Year. Prior to April 30 of each Plan Year, the Compensation Committee will approve for each Business Unit and for the Corporate Business Unit target levels of expected changes in EVA for each Business Unit and for the Corporate Business Unit for such Plan Year and a range of multiples, not to exceed a three times (3x) multiple, to be applied to the participant’s target bonus based on actual performance for the Plan Year. The multiple related to Business Unit performance is referred to as the “Business Unit Multiple.” If a participant’s Business Unit is comprised of more than one profit center, the CEO or Compensation Committee with respect to the CEO shall determine the relative weight to be assigned to each profit center’s Business Unit Multiple. The Business Unit Multiple for such participant shall be the weighted average of the Business Unit Multiples for each profit center comprising the participant’s

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Business Unit(s). The multiple related to the performance of the Corporate Business Unit is referred to as the “Corporate Multiple.” The Corporate Multiple and Business Unit Multiples may be zero or positive and may consist of whole numbers or fractions. Not later than April 30 of the Plan Year, the participant and the participant’s supervisor (and with respect to the CEO, the CEO, and the Compensation Committee) shall agree on a set of strategic performance objectives for the participant for the Plan Year (the “Performance Plan Goals”).

The “Declared Bonus” shall be determined as follows:

The Declared Bonus shall equal the sum of (A) the Business Unit Multiple or Corporate Unit Multiple (as applicable) times 75% of the participant’s target bonus plus (B) the Business Unit Multiple or Corporate Unit Multiple (as applicable) times 25% of the participant’s target bonus times the percentage of the participant’s achievement of his or her Performance Plan Goals (such achievement to be capped at 100%) determined by the participant’s supervisor, or in the case of the CEO, by the Compensation Committee (the “Performance Plan Percentage”).

10. Specification of Payment Date for Performance Awards.

Any awards payable under the Plan with respect to Fiscal 2024, Fiscal 2025 and Fiscal 2026, shall be calculated as set forth on Exhibit A hereto. Any awards payable under the Plan resulting from changes in EVA not related to a Business Acquisition or Disposition during the Plan Year (including awards with respect to participants who die, are placed on medical leave of absence or voluntarily Retire during the Plan Year), will be made in cash, net of applicable withholding taxes, by the fifteenth day of the third month following the close of the Plan Year. Any awards payable under the Plan resulting from changes in EVA related to a Business Acquisition or Disposition during the Plan Year (including awards with respect to participants who die, are placed on medical leave of absence or voluntarily Retire during the Plan Year), will be made in cash, net of applicable withholding taxes, by the end of the first calendar year that ends following the close of the Plan Year (or such earlier date, if any, necessary to avoid imposition of Section 409A Taxes).

It is intended that (1) each installment of the payments provided under this Plan is a separate “payment” for purposes of Section 409A of the Code and the Treasury Regulations thereunder (“Section 409A”), and (2) all payments will be exempt from or comply with Section 409A. To the extent that any payment to be made under this Plan is subject to 409A and any provision of this Plan is ambiguous as to its compliance with Section 409A, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A. Although the Company intends to administer the Plan so that payments will be exempt from, or will comply with, the requirements of Section 409A of the Code, the Company does not warrant that any payment under the Plan will qualify for favorable tax treatment under Section 409A or any other provision of federal, state, local or foreign law.

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The Company shall not be liable to any participant for any tax, interest, or penalties that participant might owe as a result of any payments made under the Plan.

Notwithstanding anything to the contrary in this Plan, if the Company determines (i) that on the date a participant’s employment with the Company terminates or at such other time that the Company determines to be relevant, the participant is a “specified employee” (as such term is defined under Section 409A) of the Company and (ii) that any payments to be provided to the participant pursuant to this Plan are or may become subject to the additional tax under Section 409(A)(a)(1)(B) of the Code or any other taxes or penalties imposed under Section 409A of the Code (“Section 409A Taxes”) if provided at the time otherwise required under this Plan then (A) such payments shall be delayed until the date that is six months after the date of the participant’s “separation from service” (as such term is defined under Section 409A of the Code) with the Company, or such shorter period that, as determined by the Company, is sufficient to avoid the imposition of Section 409A Taxes (the “Payment Delay Period”) and (B) such payments shall be increased by an amount equal to interest on such payments for the Payment Delay Period at a rate equal to the prime rate in effect as of the date the payment was first due (for this purpose, the prime rate will be based on the rate published from time to time in The Wall Street Journal). Any payments delayed pursuant to this Section 10 shall be made in a lump sum on the first day of the seventh month following the participant’s “separation from service” (as such term is defined under Treasury Regulation 1.409A-1(h)) or, if sooner, the date of the participant’s death.

11. Plan Administration; Amendment.

The Compensation Committee shall have final authority to interpret the provisions of the Plan and may make any determination and take any action that the Committee deems necessary or desirable for the administration of the Plan. Interpretations by the Compensation Committee shall be conclusive and binding on all participants and their designated beneficiaries. The Compensation Committee may amend, alter, suspend, discontinue or terminate the Plan or any portion thereof at any time. It is the responsibility of the Senior Vice President, General Counsel & Corporate Secretary (i) to cause each person selected to participate in the Plan to be furnished with a copy of the Plan and to be notified in writing of such selection, the applicable goals and the range of the awards for which the participant is eligible; (ii) to cause the awards to be calculated in accordance with the Plan; and (iii) except to the extent reserved to the CEO or the Compensation Committee hereunder, to administer the Plan consistent with its express provisions.

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12. Non‑assignability; Unfunded Plan.

A participant may not at any time encumber, transfer, pledge or otherwise dispose of or alienate any present or future right or expectancy that the participant may have at any time to receive any payment under the Plan. Any present or future right or expectancy to any such payment is non-assignable and shall not be subject to execution, attachment or similar process. Participants have no legal or equitable rights, claims, or interest in any specific property or assets of the Company. At all times, the Plan shall be unfunded for purpose of the Code.

13. Miscellaneous.

Nothing in the Plan shall interfere with or limit in any way the right of the Company to terminate any participant’s employment or to change any participant’s duties and responsibilities, nor confer upon any participant the right to be selected to participate in any incentive compensation plans for future years. Neither the CEO, the Senior Vice President, General Counsel & Corporate Secretary, nor the Compensation Committee shall have any liability for any action taken or determination made under the Plan in good faith.

14. Binding on Successors.

The obligations of the Company under the Plan shall be binding upon any organization which shall succeed to all or substantially all of the assets of the Company, and the term Company, whenever used in the Plan, shall mean and include any such organization after the succession. If the subject matter of this Section 14 is covered by a change-in-control agreement or similar agreement which is more favorable to the participant than this Section 14, such other agreement shall govern to the extent applicable and to the extent inconsistent herewith.

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15. Bonus Subject to Clawback Policies.

Any award granted pursuant to this Plan shall be subject to mandatory repayment by the participant to the Company to the extent that such participant is, or in the future becomes, subject to (a) any “clawback” or recoupment policy adopted by the Company or any Affiliate thereof to comply with the requirements of any applicable laws, rules or regulations, including pursuant to final rules adopted by the SEC and/or the New York Stock Exchange pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act, or otherwise, as such policy may be amended from time to time, or (b) any applicable laws which impose mandatory recoupment, under circumstances set forth in such applicable laws, including the Sarbanes-Oxley Act of 2002. The Company may utilize any method of recovery specified in its policies in connection with any award recoupment pursuant to the terms of its policies.

16. Definitions.

“Cause” means any act of dishonesty involving the Company, any violation of the Policy on Legal Compliance and Ethical Business Practices as then in effect, any breach of fiduciary duty owed to the Company, persistent or flagrant failure to follow the lawful directives of the board of directors or of the executive to whom the participant reports or conviction of a felony.

“Code” means the Internal Revenue Code of 1986, as amended.

“EVA” means the economic value added to the Company during the Plan Year as determined by the net operating profit in a particular Business Unit as reflected on the Company’s books for internal reporting purposes, reduced by the cost of capital.

“Business Unit” means any of the Company’s profit centers or any combination of two or more of the profit centers, which comprise Genesco Inc.

The “Chief Executive Officer” or “CEO” means the president and chief executive officer of the Company.

The “Company” means Genesco Inc. and any wholly owned subsidiary of Genesco Inc.

The “Compensation Committee” means the compensation committee of the board of directors of the Company.

The “Plan” means this EVA Incentive Compensation Plan for the Plan Year.

“Plan Year” means the applicable fiscal year of the Company.

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“Retire”, “Retirement” or similar terms means a participant’s voluntary resignation from service with the Company (i) after attaining 55 years of age and five years of service with the Company, or (ii) where the sum of the Grantee’s (x) age in years, and (y) years of continuous service with the Company, equals at least 70 years.

The “Senior Vice President, General Counsel & Corporate Secretary” means the Senior Vice President, General Counsel & Corporate Secretary of Genesco Inc. or any person fulfilling the functions of such office.

The “Management Committee” means executives of the Company with a direct reporting relationship to the Chief Executive Officer.

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Exhibit A

Bonus Calculations with respect to Fiscal 2024, Fiscal 2025 and Fiscal 2026

The Plan will no longer include positive or negative contributions to Bonus Banks (as defined under the Third Amended and Restated EVA Incentive Compensation Plan, as amended) beginning with the Fiscal 2024 Plan Year.

For participants who have a positive Bonus Bank balance as of the end of Fiscal Year 2023, the bonus payout at the end of each of the Fiscal 2024, Fiscal 2025 and Fiscal 2026 Plan Years shall be equal to the sum of: (i) the Declared Bonus, if any, plus (ii) one‑third of the participant’s positive Bonus Bank at the end of Fiscal Year 2023.

Subject to the provisions of Section 10 hereof, any positive balance in the Bonus Bank shall be payable without interest within thirty days of (i) the Company’s termination of the participant’s employment without Cause, or (ii) the participant’s death. Subject to the provisions of Section 10, any positive Bonus Bank of a participant who Retires shall be paid out in three equal annual installments, payable without interest and commencing on the date when Plan bonus payments are made in the Plan Year following the participant’s Retirement.

Upon termination for Cause or voluntary termination of employment, any unpaid portion of the Bonus Bank will be forfeited by the participant. Nothing in this Plan (including but not limited to the foregoing definition of Cause) shall in any manner alter the participant’s status as an employee at will or limit the Company’s right or ability to terminate the participant’s employment for any reason or for no reason at all.

For participants with a negative Bonus Bank balance as of the end of Fiscal Year 2023 who earn a Declared Bonus in Fiscal 2024, Fiscal 2025 and/or Fiscal 2026 Plan Years, an amount equal to 50% of the Declared Bonus (disregarding, for purposes of the calculation in this sentence, any reduction in the Declared Bonus by reason of the participant’s achievement of a Performance Plan Percentage less than 100%) in excess of two times the target bonus will be credited to the negative Bonus Bank and the balance shall be paid out. Any negative Bonus Bank shall be eliminated to the extent not repaid pursuant to the preceding sentence at the end of three years following the Plan Year with respect to which it arose.

Notwithstanding the foregoing, for employees who are initially employed by the Company on or after October 2, 2021 and, as a result, first become eligible to participate in the Plan on or after January 30, 2022 the bonus payout at the end of the Fiscal 2024, Fiscal 2025 and Fiscal 2026 Plan Years for those employees shall be as follows: (i) each participant shall be paid his or her Declared Bonus, up to two times the participant’s target bonus for the Plan Year; (ii) a participant’s Declared Bonus in excess of two times the participant’s target bonus for the Plan Year up to the Corporate or Business Unit(s) (as applicable) Multiple Paid (as defined below) shall be paid to the participant and (iii) if the Declared Bonus exceeds the sum of (i) and (ii) plus any Excess Payback (as defined below), any remaining Declared Bonus will be paid to a participant. “Multiple Paid” means the Business Unit Multiple or Corporate Multiple earned by the participant’s applicable Business

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Unit(s) or the Corporate Business Unit, as applicable, for such Plan Year less the multiple applied to negative Bonus Banks of participants who participated in the Plan in the same fiscal year and were assigned to the same Business Unit(s) or to the Corporate Business Unit. The remaining multiple, if any, needed to reduce the negative Bonus Bank of a participant in the applicable Plan Year to zero after taking into account the payments contemplated by the immediately preceding paragraph is referred to herein as the “Excess Payback.”

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